As filed with the Securities and Exchange Commission on June 13, 2003
                                                Registration No. 333-_________

===============================================================================
                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                             _____________________

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             _____________________

                                   KFX INC.
            (Exact name of registrant as specified in its charter)

              Delaware                                       84-1079971
   (State or other jurisdiction of                        (I.R.S. Employer
   incorporation or organization)                        Identification No.)


                       3300 East First Avenue, Suite 290
                            Denver, Colorado 80206
                   (Address of Principal Executive Offices)

                      KFx Inc. 2002 Stock Incentive Plan
                           (Full title of the plan)

                               Theodore Venners
                       3300 East First Avenue, Suite 290
                             Denver Colorado 80206
                    (Name and address of agent for service)

                           Telephone: (303) 293-2992
         (Telephone number, including area code, of agent for service)

                                   Copy to:
                            Phyllis G. Korff, Esq.
                   Skadden, Arps, Slate, Meagher & Flom LLP
                               Four Times Square
                         New York, New York 10036-6522
                                (212) 735-3000


                                           CALCULATION OF REGISTRATION FEE

=============================================================================================================
                                                       Proposed                Proposed
     Title of Each                                      Maximum                Maximum           Amount of
  Class Of Securities         Amount To Be             Offering           Aggregate Offering   Registration
    To Be Registered         Registered (1)       Price Per Share (2)           Price               Fee
  -------------------        --------------       -------------------     ------------------    ------------
Common Stock, par value
$0.001 per share            2,000,000 shares             $4.36              $8,710,000.00         $704.64
=============================================================================================================

 (1) Includes an indeterminate number of additional shares of the Registrant's common stock, par value $0.001 per share (the "Common Stock") that may be issued to adjust the number of shares issued pursuant to such employee benefit plan as a result of any future stock split, stock dividend or similar adjustment of the registrant's outstanding Common Stock.

(2) Pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), the proposed maximum aggregate offering price and the registration fee are based on the average of the high and low prices per share of the Registrant's Common Stock reported on the American Stock Exchange on June 11, 2003.

-------------------------------------------------------------------------------

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE UPON FILING IN ACCORDANCE WITH RULE 462 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

                               EXPLANATORY NOTE

         This Registration Statement registers Common Stock of KFx Inc. (the "Corporation") to be issued under the KFx Inc. 2002 Stock Incentive Plan (the "Plan").

                                    PART I
             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The documents containing information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                    PART II
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation Of Documents By Reference.

         The following documents, filed by the Corporation with the Commission pursuant to the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference into this Registration Statement:

         (a) The Corporation's annual report on Form 10-K for the year ended December 31, 2002;

         (b) The Corporation's quarterly report on Form 10-Q for the quarter ended March 31, 2003;

         (c) The Corporation's Current Reports on Form 8-K filed on June 6, 2003, May 8, 2003, April 17, 2003, March 28, 2003, March
                  11, 2003 and February 6, 2003; and

         (d) The description of the Common Stock of the Corporation which is contained in the Registration Statement on Form 10-SB filed with the Commission on July 11, 1994 including any amendment or report filed for the purpose of updating such description.

         In addition to the foregoing, all documents subsequently filed by the Corporation with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities registered hereunder have been issued or that deregisters all securities offered then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. Description Of Securities.

         Not applicable.

ITEM 5. Interests Of Named Experts And Counsel.

         Not applicable.

ITEM 6. Indemnification Of Directors And Officers.

         Section 102 of the Delaware General Corporation Law, or DGCL, allows a corporation, in its original certificate of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of the DGCL or obtained an improper personal benefit.

         Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of a corporation under the same conditions against expenses (including attorney's fees) actually and reasonably incurred by the person in connection with the defense and settlement of such action or suit, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a present or former director or officer of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith.

         Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered into the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

         We have implemented indemnification provisions in our certificate of incorporation, providing that officers and directors shall be entitled to be indemnified by us to the fullest extent permitted by law against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any action, suit or proceeding by reason of the fact that he or she is or was an officer or director of us.

         The above discussion of our certificate of incorporation and Sections 102, 145 and 174 of the DGCL is not intended to be exhaustive and is qualified in its entirety by such certificate of incorporation and statutes.

         Under Section 145(g) of the DGCL, we maintain insurance on behalf of the directors and officers serving at our request.

ITEM 7. Exemption From Registration Claimed.

         Not applicable.


ITEM 8. Exhibits.

         The following exhibits are filed as part of this Registration
Statement:

  4.1 Sample Common Stock Certificate (filed as Exhibit 4.1 to the Registration Statement on Form S-3 filed May 7, 2002).*
  4.2 Restated Certificate of Incorporation (filed as Exhibit 2.1 to the Registration Statement on Form 10-SB filed March 1, 1994).*
  4.3     Certificate of Amendment to Certificate of Incorporation (filed as
          Exhibit 2.2 to the Registration Statement on Form 10-SB filed March
          1, 1994).*
  4.4 Second Amended and Restated Bylaws (filed as Exhibit 3.4 to the Annual Report on Form 10-KSB, as amended, for the year ended December 31,
          1995).*
  5.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to legality of the Common Stock being registered.
  23.1    Consent of Deloitte & Touche LLP.
  23.2    Consent of PricewaterhouseCoopers LLP.
  23.3    Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
          Exhibit 5.1 hereto).
  24.1 Powers of Attorney (included in the signature page of this Registration Statement).

-----------------------

   *      Indicates exhibits incorporated by reference as indicated.


ITEM 9. Undertakings.

A.       Subsequent Disclosure.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant, pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.   Incorporation By Reference.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.   Commission Position On Indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 13th day of June, 2003.

                                     KFX INC.


                                     By:/s/ Theodore Venners
                                        _______________________________________
                                     Name: Theodore Venners
                                     Title: Chairman of the Board of Directors,
                                            President and Chief Executive
                                            Officer


         Each person whose signature appears below hereby severally constitute and appoint Theodore Venners, as true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead, and in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


            Signature                                      Title                                 Date
            ---------                                      -----                                 ----

By: /s/ Theodore Venners                   Chairman of the Board, President and
________________________________           Chief Executive Officer                          June 13, 2003
Name: Theodore Venners                     (Principal Executive Officer)


By: /s/ Jerry A. Mitchell                  Vice President-Finance and Acting Chief
________________________________           Financial Officer                                June 13, 2003
Name: Jerry A. Mitchell                    (Principal Financial and Accounting Officer)


By: /s/ Stanford M. Adelstein               Director                                        June 13, 2003
________________________________
Name: Stanford M. Adelstein


By: /s/ Vincent N. Cook                     Director                                        June 13, 2003
________________________________
Name: Vincent N. Cook


By: /s/ Richard S. Spencer, III             Director                                        June 13, 2003
________________________________
Name: Richard S. Spencer, III


By: /s/ Jack C. Pester                      Director                                        June 13, 2003
________________________________
Name: Jack C. Pester


By: /s/ Mark S. Sexton                      Director                                        June 13, 2003
________________________________
Name: Mark S. Sexton


By: /s/ Stanley G. Tate                     Director                                        June 13, 2003
________________________________
Name: Stanley G. Tate


By: /s/ Dr. James R. Schlesinger            Director                                        June 13, 2003
________________________________
Name: Dr. James R. Schlesinger


By: /s/ James S. Pignatelli                 Director                                        June 13, 2003
________________________________
Name: James S. Pignatelli

Exhibits.

  4.1 Sample Common Stock Certificate (filed as Exhibit 4.1 to the Registration Statement on Form S-3 filed May 7, 2002). *
  4.2 Restated Certificate of Incorporation (filed as Exhibit 2.1 to the Registration Statement on Form 10-SB filed March 1, 1994).*
  4.3     Certificate of Amendment to Certificate of Incorporation (filed as
          Exhibit 2.2 to the Registration Statement on Form 10-SB filed March 1, 1994).*
  4.4 Second Amended and Restated Bylaws (filed as Exhibit 3.4 to the Annual Report on Form 10-KSB, as amended, for the year ended December 31, 1995).*
  5.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP. as to legality of the Common Stock being registered.
  23.1    Consent of Deloitte & Touche LLP.
  23.2    Consent of PricewaterhouseCoopers LLP.
  23.3    Consent of Skadden, Arps, Slate, Meagher & Flom LLP. (included in
          Exhibit 5.1 hereto).
  24.1 Powers of Attorney (included in the signature page of this Registration Statement).

-----------------------

   *      Indicates exhibits incorporated by reference as indicated.

EXHIBIT 5.1


                   Skadden, Arps, Slate, Meagher & Flom LLP
                               Four Times Square
                         New York, New York 10036-6522

                                                               June 13, 2003

KFx Inc.
3300 East First Avenue, Suite 290
Denver, Colorado 80206

                 Re:  KFx Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as special counsel for KFx Inc., a Delaware corporation (the "Company"), in connection with the proposed issuance by the Company of up to 2,000,000 shares (the "Shares") of common stock, par value $0.001 per share (the "Common Stock"), pursuant to the Company's 2002 Stock Incentive Plan (the "Plan").

         This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").

         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Company's Registration Statement on Form S-8 as filed with the Securities and Exchange Commission (the "Commission") on the date hereof under the Securities Act (together with all exhibits thereto, the "Registration Statement"); (ii) the Restated Certificate of Incorporation of the Company, as amended to date and currently in effect; (iii) the Second Amended and Restated By-Laws of the Company, as amended to date and currently in effect; (iv) a specimen certificate representing the Common Stock; (v) certain resolutions of the Board of Directors of the Company; and (vi) the Plan. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

                  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. We have further assumed that all the Shares will be issued pursuant to award agreements duly authorized by the Board of Directors of the Company and validly executed and delivered by the parties thereto and that no options will be granted under the Plan with per Share exercise prices below the par value of the Common Stock. As to any facts material to the opinions expressed herein which have not been independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

         Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

         Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the issuance of the Shares has been duly authorized by the Company, and when (a) certificates representing the Shares in the form of the specimen certificate examined by us have been countersigned by an authorized officer of the transfer agent and registrar of the Company's common stock (the "Transfer Agent"), (b) the Shares have been registered by the Transfer Agent on the stock record books of the Company, and (c) the Shares have been issued and delivered by the Company, and the entire amount of the consideration therefor has been received in full by the Company, in each case in accordance with the terms of the Plan and the applicable award agreement, the Shares will be validly issued, fully paid and nonassesable.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                     Very truly yours,

                                     Skadden, Arps, Slate, Meagher & Flom LLP

EXHIBIT 23.1


                      INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of KFx Inc. on Form S-8 of our report dated April 11, 2003, (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets"), appearing in the Annual Report on Form 10-K of KFx Inc. for the year ended December 31, 2002.


/s/ Deloitte & Touche LLP

Denver, Colorado
June 9, 2003

EXHIBIT 23.2


                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 12, 2002 relating to the consolidated financial statements of KFx, Inc. which appears in Kfx's Annual Report on Form 10-K for the year ended December 31, 2002.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado
June 11, 2003